EXHIBIT 3.4

                            CERTIFICATE OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                         WARP TECHNOLOGY HOLDINGS, INC.



     WARP Technology Holdings, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Nevada Revised Statutes of the State of Nevada, DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Corporation, by unanimous consent in lieu of a meeting, adopted the following resolution:

     "RESOLVED that the Board of Directors hereby declares it advisable and in the best interest of the Corporation that Article FOURTH of the Articles of Incorporation be amended, superceded and replaced as follows, and does hereby approve, adopt and confirm such amendment:

     Capital Stock. The Corporation is authorized to issue two classes of stock. One class of stock shall be Common Stock, par value $0.00001. The second class of stock shall be Preferred Stock, par value $0.00001. Subject to the provisions of these Amended Articles of Incorporation, the board of directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the board of directors with respect to each series shall include, but not be limited to, determination of the following:

          (a) The number of shares constituting that series and the distinctive designation of that series;

          (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

          (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; and

          (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series, each as shall be expressed in the resolution or resolutions providing for the issuance of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of Preferred Stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

     Upon the effectiveness of the filing of this Certificate of Amendment to Articles of Incorporation, the total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

         Class                         Par Value             Authorized Shares
         -----                         ---------             -----------------
         Common                        $0.00001                 500,000,000
         Preferred                     $0.00001                  50,000,000
         Totals:                                                550,000,000

     Prior to the effectiveness of the filing of this Certificate of Amendment to Articles of Incorporation, the total number of shares of stock of each class which the Corporation had authority to issue and the par value of each share of each class of stock were as follows:

         Class                         Par Value             Authorized Shares
         -----                         ---------             -----------------
         Common                         $0.00001                100,000,000
         Preferred                        N/A                             0
         Totals:                                                100,000,000 "

     SECOND: That the aforesaid amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of Section
78.320 of the Nevada Revised Statutes of the State of Nevada.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed this ____ day of September 2003.



                                                 By:
                                                     ---------------------------
                                                 Name:    John Gnip
                                                 Title:   COO and Secretary